UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2006
LoopNet, Inc.
(Exact name of registrant as specified in its charter)
000-52026
( Commission File Number )

Delaware (State or other jurisdiction of incorporation)	77-0463987 (I.R.S. Employer Identification No.)
LoopNet, Inc.
185 Berry Street, Suite 4000
San Francisco, CA 94107
(Address of principal executive offices, with zip code)
(415) 243-4200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     (d) On July 27, 2006, William G. Byrnes, Dennis Chookaszian and Scott Ingraham were appointed to the Board of Directors (the “Board”) of LoopNet, Inc. (the “Company”). Mr. Byrnes will be a Class I director, Mr. Chookaszian a Class II director, and Mr. Ingraham a Class III director. Mr. Byrnes and Mr. Chookaszian were also appointed to the Company’s Audit Committee.
     The Board has determined that each of Mr. Byrnes, Mr. Chookaszian and Mr. Ingraham satisfies the independence requirements of The Nasdaq Global Market and the Securities and Exchange Commission. The Board further determined that Mr. Byrnes and Mr. Chookaszian each meet the definition of an “audit committee financial expert” as defined in item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended.
     To the knowledge of the Company, there are no arrangements between any person and any of Mr. Byrnes, Mr. Chookaszian or Mr. Ingraham pursuant to which any of them were selected as a director, and there are no transactions between the Company and any of Mr. Byrnes, Mr. Chookaszian or Mr. Ingraham, or any of their immediate family members, that would be required to be disclosed pursuant to 17 C.F.R. 229.404(a).
     In connection with the election of Mr. Byrnes, Mr. Chookaszian and Mr. Ingraham to the Board, the size of the Board was increased from five to eight.
     Each newly elected director will receive fees, stock option grants, and retainers for their service on the Board and the committees thereof, in accordance with the Company’s Director Compensation Policy.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LoopNet, Inc.
Date: July 28, 2006	By:	/s/ Brent Stumme
Brent Stumme
Chief Financial Officer and Senior Vice President, Finance and Administration

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